Exhibit 99.1

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Rexahn Pharmaceuticals Announces Teva will not Exercise its Option to License RX-3117

Rexahn Retains its Rights to Cancer Treatment Compound RX-3117

Rockville, Maryland, August 28, 2013 – Rexahn Pharmaceuticals (NYSE MKT: RNN) announced today that Teva Pharmaceutical Industries has decided, for strategic reasons, not to exercise its option to license RX-3117 from Rexahn.  As a result, the Research and Exclusive License Option (RELO) Agreement  for RX-3117 between Rexahn and Teva has been terminated and Rexahn will retain all the global development and commercialization rights to RX-3117, a novel DNA and RNA synthesis inhibitor for the treatment of solid cancer tumors.

In July 2013, pursuant to the RELO agreement, Teva submitted an Investigational New Drug (IND) application to the US Food and Drug Administration (FDA) for RX-3117 which has now cleared the FDA’s 30 day review period.  Under the RELO agreement, Teva had 45 days from the filing of the IND to exercise the option to exclusively license RX-3117.

According to Teva, “RX-3117 appears to have potential in various indications, but does not align with Teva’s new Oncology strategy”

Rexahn will continue to advance the clinical development of RX-3117 and expects to finalize the timeline for initiating a Phase I clinical study in cancer patients within the next three months.

“Rexahn looks forward to advancing the clinical development of RX-3117,” Peter D. Suzdak, Ph.D. Rexahn’s Chief Executive Officer commented. "RX-3117 has already demonstrated safety and oral bioavailability in cancer patients, and has the potential to treat a wide variety of solid cancer tumors. We will explore potential partnering opportunities with oncology focused pharmaceutical companies for this compound, as we continue to make progress in the clinical development of RX-3117.”

RX-3117 is a novel small molecule anti-metabolite compound that inhibits DNA and RNA synthesis and induces apoptotic cell death of tumor cells. Preclinical studies have shown RX-3117 to be effective in both inhibiting the growth of various human cancer xenograft models, including colon, lung, renal and pancreatic, as well as overcoming chemotherapeutic drug resistance. In August 2012, Rexahn reported the completion of an exploratory Phase I clinical trial of RX-3117 in cancer patients conducted in Europe. The clinical trial demonstrated that RX-3117 is orally bioavailable with no adverse events reported over the dose range tested.

About Rexahn Pharmaceuticals, Inc.
Rexahn Pharmaceuticals is a clinical stage biopharmaceutical company dedicated to developing best-in-class therapeutics for the treatment of cancer. Rexahn currently has three clinical stage oncology candidates, Archexin®, RX-3117, and SupinoxinTM (RX-5902) and a robust pipeline of preclinical compounds to treat multiple types of cancer. Rexahn has also developed proprietary drug discovery platform technologies in the areas of Nano-Polymer-Drug Conjugate Systems (NPDCS), nano-medicines, 3D-GOLD, and TIMES. For more information, please visit www.rexahn.com.

Safe Harbor
To the extent any statements made in this press release deal with information that is not historical, these are forward-looking statements under the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about Rexahn’s plans, objectives, expectations and intentions with respect to future operations and products and other statements identified by words such as “will,” “potential,” “could,” “can,” “believe,” “intends,” “continue,” “plans,” “expects,” “anticipates,” “estimates,” “may,” other words of similar meaning or the use of future dates. Forward-looking statements by their nature address matters that are, to different degrees, uncertain. Uncertainties and risks may cause Rexahn’s actual results to be materially different than those expressed in or implied by Rexahn’s forward-looking statements. For Rexahn, particular uncertainties and risks include, among others, the difficulty of developing pharmaceutical products, obtaining regulatory and other approvals and achieving market acceptance; the marketing success of Rexahn’s licensees or sublicensees; the success of clinical testing; and Rexahn’s need for and ability to obtain additional financing. More detailed information on these and additional factors that could affect Rexahn’s actual results are described in Rexahn’s filings with the Securities and Exchange Commission, including its most recent annual report on Form 10-K and subsequent quarterly reports on Form 10-Q. All forward-looking statements in this news release speak only as of the date of this news release. Rexahn undertakes no obligation to update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.